[GOLDEN TELECOM, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE

Golden Telecom Announces Results for 2005 and Planned Rollout of Moscow Broadband Network

Financial Year 2005 versus Financial Year 2004:

17% increase in basic EPS
21% year on year increase in operating income
17% year on year increase in net income
17% year on year increase in EBITDA1
14% year on year increase in consolidated revenues
19% increase in BCS revenues
41% increase in BCS operating income

Other Key Corporate Statistics for 2005:

$29.1 million in dividends paid in 2005
$67.2 million in cash at year-end

MOSCOW, Russia (March 9, 2006) — Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), today announced its financial and operating results for the fourth quarter and twelve months ended December 31, 2005.

During the financial year and fourth quarter ended December 31, 2005, Golden Telecom demonstrated growth in its main lines of businesses, Business and Corporate Services (“BCS”) and Carrier and Operator Services (“COS”), as well as continued growth in overall consolidated revenues, operating income, and net income. The Company’s consolidated revenues rose 14% to $667.4 million compared to $584.0 million in the financial year ended December 31, 2004. Compared to 2004, Golden Telecom’s net income rose 17% in 2005 to $76.1 million from $64.8 million in 2004. In the fourth quarter of 2005, consolidated revenues were $175.5 million, which was an increase of 10% from $159.2 million in the fourth quarter of 2004. Additionally, operating income in the fourth quarter of 2005 was $26.5 million, an increase of 13% from $23.4 million in the same quarter in 2004.

The table below illustrates some key consolidated results for 2005 as compared to 2004:

(Amounts in millions)	2005	2004	2005
			vs. 2004
Consolidated revenues	$667.4	$584.0	14%
Operating income	$116.0	$95.5	21%
Operating margin	17%	16%	—
Income tax	$37.8	$30.7	23%
Net income	$76.1	$64.8	17%

Commenting on today’s announcement, Jean-Pierre Vandromme, Chief Executive Officer of Golden Telecom, said, “We are pleased with our financial results for 2005. There was continued growth in our main lines of business, and we were able to implement our federal transit network during 2005 to comply with the new laws and regulations on intercity and long distance services that came into effect as of January 1, 2006. Despite being faced with challenges of continued changes in the regulatory and telecommunications environment in Russia and Ukraine, we continue to successfully grow our business through organic growth, acquisitions, and an expansion of our services.”

Financial Performance in 2005 and Operations:

In 2005, our main lines-of-businesses, BCS and COS, continued to benefit from continued strong macroeconomic factors exhibited in the markets in which we operate. The following table illustrates the trended results from our lines-of-businesses:

(Amounts in
millions)	Q1	04	Q2	04	Q3	04	Q4	04	2004	Q1 05	Q2 05	Q3 05	Q4 05	2005
Business and Corporate	$72.9	$78.9		$84.6	$88.4	$324.8		$88.1	$96.4	$99.5		$103.4	$387.4
Carrier and Operator	45.7	44.7		53.4	55.1	198.9		53.0	54.5	56.7		57.2	221.4
Consumer Internet	11.1	11.4		10.9	12.1	45.5		11.8	10.7	10.1		11.9	44.5
Mobile	3.6	4.0		4.2	4.0	15.8		3.6	3.9	3.6		3.0	14.1
Corporate and Eliminations	(0.1)	(0.2)		(0.3)	(0.4)	(1.0)		—	—	—		—	—

Total Consolidated Revenues	$133.2	$138.8		$152.8	$159.2	$584.0		$156.5	$165.5	$169.9		$175.5	$667.4

In BCS, our largest line-of-business, year on year revenues increased to $387.4 million from $324.8 million in 2004, an increase of 19%. The total number of contracts in the BCS segment increased from 162,728 at year-end 2004 to 184,206 contracts at year-end 2005, an increase of 13%. Revenues increased year-on-year in our largest line of business primarily due to continued macro-economic growth in Russia and the CIS which has contributed to an increase in our client base as well as the continuing demand for our telecommunications solutions from a large number of existing customers across the geographic markets. Operating margins in BCS remained robust and increased to 26% in 2005 from 22% in 2004 which reflected the demand for high-value and high-margin services from our customers as they develop their businesses in cities and regions outside of the major cities of Moscow and St. Petersburg in Russia and Kiev in Ukraine. Decline in margins from the third quarter of 2005 was, among other factors, caused by expenses associated with roll-out of our federal transit and WiFi networks.

In the COS line-of-business, year-on-year revenues increased 11% to $221.4 million from $198.9 million in 2004. The increase is mainly due to an expansion of our operations with existing partners, adding new carriers in the regions as we continue to expand the number of available destinations where we land our traffic, and an overall higher volume of traffic from our existing and new customer base. Also, our revenues from transmission of international traffic in Russia increased as we carried more traffic that terminated in CIS countries. We continue to observe pressure on our operating margins in this line-of-business as exemplified by a decrease in operating margins to 12% in 2005 from 14% in 2004. This decrease is attributable to both competitive pressures on pricing, as well as an overall increase in transmitting lower-margin international traffic that terminated in CIS countries. The decline in margins from the third quarter of 2005 was, among other factors, caused by expenses associated with roll-out of our federal transit network and with preparations to put in use the newly constructed intercity fiber network. The total customer contracts in COS increased from 1,618 contracts at year-end 2004 to 1,827 contracts at year-end 2005, an increase of 13%.

In the Company’s two smallest lines of business in terms of revenues, Consumer Internet and Mobile, revenues decreased, respectively, by 2% and 11% in 2005 versus 2004. The decline in the average monthly revenue per subscriber in the Consumer Internet line-of-business is attributable mainly to the changing demographics of our subscribers as we continue to observe an increase in dial-up subscribers in the regions and a decrease in dial-up subscribers in Moscow where there is competitive pressure from other Internet access technologies. The number of dial-up Internet access subscribers grew from 413,351 at year-end 2004 to 422,480 at year-end 2005. In the future, as the Company embarks with its broadband access rollout, the current and past base of dial-up Internet subscribers in Moscow and throughout Russia will allow the Company to specifically target subscribers that currently use, or previously have used, Golden Telecom’s Internet services. Currently, expenses associated with roll-out of broadband WiFi network are not yet recuperated and therefore contributed to the decline in operating income. The decline in the Mobile line-of-business revenues is mainly driven by increased competition in the Ukrainian mobile market where promotions and price concessions are becoming more common, as well as an overall decline in contract subscribers with higher average monthly revenues. The performance in the Mobile line-of-business is in line with management’s expectations of maintaining a profitable line-of-business, with minimal capital expenditures, that primarily offers services to our existing BCS customers in Ukraine.

The following table summarizes some key Company and customer statistics3:

	Three Months Ended:
	12/31/04	3/31/05	6/30/05	9/30/05	12/31/05
Access Points	220	227	233	252	259
Number of Contracts
Business and Corporate Services[4]	162,728	163,117	173,490	184,970	184,206
Carrier and Operator Services	1,618	1,731	1,650	1,753	1,827
Dial-up Internet access subscribers[3]	413,351	424,570	394,250	385,374	422,480
Active cellular subscribers	57,490	55,419	55,074	50,379	47,502

Dividends:

In February 2006, the Board of Directors declared a first quarter dividend of $0.20 per common share to shareholders of record as of March 17, 2006 and payable on March 31, 2005. With regard to cash flow and the Company’s balance sheet, Mr. Vandromme added, “Golden Telecom continues to maintain a healthy cash balance. In 2005, our cash flow from operations allowed us to pay $29.1 million in cash dividends to our common shareholders, spend $18.1 million on acquisitions funded by cash, and apply $118.2 million toward the purchase of fixed and intangible assets. With virtually no long-term or short-term debt and strong cash flows, Golden Telecom is in an excellent financial position, and continues to be well positioned to take advantage of future opportunities.”

Regulatory:

On January 16, 2006, Golden Telecom announced that it completed construction of its own Federal Transit Network (“FTN”) in compliance with the Russian telecommunications rules and regulations that came into force on January 1, 2006, and in compliance with the Company’s Russian long distance license obtained in 2005.  The FTN consists of four international communications transit nodes (two of which are located in the European part of Russia, and two of which are located in the Asian part), seven intercity communications transit nodes (deployed in each federal district of Russia), and 88 connection points or FTN access nodes (located in each constituent territory of Russia).

On March 3, 2006, Golden Telecom learned informally that codes of access to Company’s long distance services which are part of the approval to operate Golden Telecom’s FTN were granted. The access codes for customers to access the Golden Telecom services are to be 56 for Golden Telecom international service and 51 for Golden Telecom intercity service. According to remarks made by Leonid Reiman, the Minister of Communications and Information Technologies of the Russian Federation, on March 3, Golden Telecom is one of only two alternative operators which have begun active work under new long distance licenses. Procedurally, once the Ministry of Justice has registered the order of the Minister of Communications to grant FTN access codes to Golden Telecom, that decision will officially be published. Registration by the Ministry of Justice is expected shortly.

The Golden Telecom FTN provides the Company with a potential customer base across all geographic zones in the Russian Federation of up to 1.3 million businesses, 143 million people, of which there are 32 million residential customers, in the 88 Russian regions.  This is an increase from the Company’s previous breadth of coverage which only allowed it to reach 25 regions in Russia with a population of 77,1 million people.  With the FTN, the Company will be able to offer its wide range of telecommunications services, including intercity and international long distance telecommunications services, to every person and all businesses across Russia’s eleven time zones.

On October 19, 2005, the Russian government enacted the Rules on Price Establishment for Interconnection and Traffic Routing. These rules list interconnection services and traffic routing services provided by the incumbent operators that are subject to pricing regulation by the government. The effective utilization and implementation of the Russian long distance license is subject to and dependent upon pending establishment of tariffs for interconnection and traffic routing services to be provided by incumbent Svyazinvest companies. Such tariffs are to be established by RosSvyazNadzor, and in the absence of such regulated tariffs the incumbent Svyazinvest companies may attempt to impose their independently established tariffs on alternative long-distance operators such as Golden Telecom. The tariffs will be paid by long-distance operators to the incumbent Svyazinvest local and zonal operators for each minute of long distance traffic that is carried such that all long-distance operators will be cross-subsidizing the local and zonal network of the Svyazinvest companies. However, to minimize the impacts of such payments to the incumbent companies, Golden Telecom has received licenses to provide zonal services in all the regions of the Russian Federation, and Company is currently constructing zonal networks in Moscow, St. Petersburg and other selected regions pursuant to such licenses.

Additionally, on March 4, 2006, the Russian President approved amendments to the Communications Law that would introduce calling party pays rules (“CPP Rules”).  Effective July 1, 2006, under the CPP Rules all incoming calls, on fixed-line and mobile lines, in Russia will be free of charge, and only the fixed-line or mobile operators originating the call may charge the customer for the call.  Currently, subscribers of fixed-line telephones do not pay for incoming calls and therefore the CPP rules will not have an impact on fixed-to-fixed line calls, but the CPP Rules will impact the fixed-to-mobile calls as mobile companies traditionally charged for incoming calls in Russia.

Looking Forward:

With respect to 2006, the Company continues to see growth opportunities organically, through select acquisitions, and through development of new product lines. Our regional expansion and acquisition strategy will continue to focus on increasing our customer base and our access to critical infrastructure including access to last mile for both fixed line and broadband services.

Throughout 2006, the Company plans to pursue an expansion of its broadband access strategy. As part of this strategy, the Company recently entered into a framework agreement with Nortel to develop up to 5,000 WiFi access nodes in Moscow, with the possibility to increase the number of access nodes as needed. The Company plans to offer universal indoor and outdoor access to the majority of approximately 3.9 million households in Moscow. The services offered will include voice over Internet protocol (VOIP) capabilities that will be packaged with the Company’s Aport Internet search engine to offer location-based search services. The broadband services will be competitively priced and will offer higher speed services than many other Internet access services currently available in Moscow. Currently, the Company expects to continue testing of its WiFi access nodes in selected areas and anticipates concluding testing during the second quarter of 2006. After the WiFi testing is completed, the Company will phase-in its customer access plans throughout Moscow.

Additionally, as part of this broadband access rollout strategy, the Company has deployed approximately 870 DSL nodes outside of Moscow with a combined capacity of 25,260 ports, of which 17,030 are already deployed. The Company plans to continue development of broadband and DSL in other selected regions.

With respect to capital expenditure levels in 2006, the Company expects that these expenditures will increase by approximately 2%, in terms of percentage of revenues, from 20% of revenues in 2005 to approximately 22% of revenues in 2006. The capital expenditure increase is largely attributable to implementation of the Company’s broadband strategy, the construction of the FTN, and the build-out of the fiber optic network.

Earnings Conference Call:

Additional financial information regarding Golden Telecom appears in Attachments A through E. The Company’s management will discuss its fourth quarter and full year results during a conference call on March 9, 2006 at 5:00 pm Moscow time (9:00 am US Eastern Standard Time). For US Callers, please call +1 (800) 553-0329, for International Callers, please call +1 (612) 332-1213. No access code is needed to call-in for the conference call. Additionally, the call may be accessed via a live webcast at the following URL address: http://www.goldentelecom.com/webcast_en. The slide presentation may be accessed via webcast at the following URL address: http://www.visualwebcaster.com/event.asp?id=31209.

The conference call replay will be available at +1 (800) 475-6701 for US Callers and +1 (320) 365-3844 for International Callers, and the access code for both US and International callers is 819988. The conference call replay will be available from March 10, 2006 at 5:45 pm (US Eastern Standard Time) until March 16, 2005 at 11:59 pm (US Eastern Standard Time). The slide presentation will also be available for download on Golden Telecom’s website: http://www.goldentelecom.com/?id=102.

About Golden Telecom (www.goldentelecom.com):

Golden Telecom, Inc., (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”). The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty, and Tashkent, and via leased channels and intercity fiber optic and satellite-based networks, including approximately  259 combined access points in Russia and other countries of the CIS. The Company offers mobile services in Kiev and Odessa.

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include those on our future growth strategy, our broadband strategy, the expected receipt of carrier and network selection codes, the expected benefits from our Federal Transit Network, our expectations regarding future tariffs and the calling party pays rules, our acquisition strategy and the expected benefits of such acquisitions, and our future capital expenditures. It is important to note that such statements involve risks and uncertainties, which may cause outcomes to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that we are not able to be able to attract subscribers as anticipated, our broadband strategy will not develop as we expect, we do not receive the carrier and network selection codes, the telecommunications environment may not develop as we expect, we are not able to close transactions as we expect, that our margins may weaken in the face of competition or adverse regulatory events, and that macroeconomic and political factors may restrict growth in our operating markets. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission including the Company’s quarterly report on Form 10-Q and current reports on Form 8-K filed during 2005 and 2006, and the Company’s annual report on Form 10-K for the year ended December 31, 2004.

For additional information please contact:

Public relations:
Anna Chin Go Pin
e-mail: pr@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9332

Investor Relations:
Ranjit Singh
e-mail: ir@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9331

www.goldentelecom.com

See Related Links to WiFi Reference:
http://www.goldentelecom.com/?id=563
http://news.bbc.co.uk/1/hi/technology/4758722.stm
http://news.bbc.co.uk/1/hi/technology/4578114.stm
http://news.bbc.co.uk/1/hi/technology/4351400.stm

ATTACHMENT A

Golden Telecom, Inc.
Condensed, Consolidated Statements of Operations
(Amounts in millions of US$, except per share data)

	Three Months Ended:					Twelve Months Ended:
	12/31/04			12/31/05		12/31/04			12/31/05
	(unaudited)			(unaudited)		(audited)			(unaudited)
Revenues	$159.2	$		175.5		$584.0	$		667.4
Operating costs and expenses:
Access and network services (excluding	84.1			93.0		300.6			347.5
depreciation and amortization)
Selling, general and administrative (excluding	31.9			32.5		112.9			119.9
depreciation and amortization)
Depreciation and amortization	19.8			23.5		75.0			84.0
Operating Income	23.4			26.5		95.5			116.0
Other income (expense):
Equity in earnings (losses) of ventures	—		(	0.1	)	0.3			0.4
Foreign currency gain (loss)	1.4		(	0.8	)	0.7		(	1.2	)
Interest income (expense), net	0.2			0.5		0.5			1.7

Total other income (expense)	1.6		(	0.4	)	1.5			0.9
Income before income taxes and minority interest	25.0			26.1		97.0			116.9

Minority interest	0.7			0.9		1.5			3.0
Income taxes	7.2			7.3		30.7			37.8

Net Income	$17.1	$		17.9		$64.8	$		76.1

Basic earnings per share of common stock:
Basic earnings per share	$0.47	$		0.49		$1.79	$		2.09

Weighted average common shares — basic	36.3			36.4		36.2			36.4

Diluted earnings per share of common stock:
Diluted earnings per share	$0.47	$		0.49		$1.77	$		2.08

Weighted average common shares — diluted	36.6			36.6		36.6			36.6

– MORE –

ATTACHMENT B

Golden Telecom Inc.
Condensed, Consolidated Balance Sheets
(Amounts in millions of US$)

		12/31/04		12/31/05
		(audited)		(unaudited)
ASSETS
Current assets
Cash and cash equivalents		$53.7		$67.2
Accounts receivable, net		89.2		91.7
VAT receivable		19.0		22.0
Prepaid expenses and other assets		38.4		30.5

Total current assets		200.3		211.4
Property and equipment, net		347.9		407.9
Goodwill		146.3		149.2
Intangible assets, net		101.3		93.9
Restricted cash and other assets		10.0		20.2

TOTAL ASSETS		$805.8		$882.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses		$81.5		$89.8
VAT payable		14.2		17.2
Current capital lease obligations		2.3		1.9
Other current liabilities		18.5		23.4

Total current liabilities		116.5		132.3
Long-term debt and capital lease obligations		1.7		2.4
Other liabilities		49.4		53.1

TOTAL LIABILITIES		167.6		187.8
Minority interest		11.8		19.7
SHAREHOLDERS’ EQUITY
Common stock		0.4		0.4
Additional paid-in capital		669.7		671.5
Retained earnings (accumulated deficit)	(	43.7	)	3.2

TOTAL SHAREHOLDERS’ EQUITY		626.4		675.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$805.8		$882.6

– MORE –

ATTACHMENT C

Golden Telecom Inc.
Condensed, Consolidated Statements of Cash Flows
(Amounts in millions of US$)

	Twelve Months Ended:
			12/31/04				12/31/05
			(audited)				(unaudited)
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES	$		145.2				$174.3
INVESTING ACTIVITIES
Purchase of property, equipment and intangible assets		(	114.6	)		(	118.2	)
Acquisitions, net of cash acquired		(	15.5	)		(	18.1	)
Restricted cash			—				0.4
Other investing			1.7				2.9

NET CASH USED IN INVESTING ACTIVITIES		(	128.4	)		(	133.0	)
FINANCING ACTIVITIES
Cash dividends paid		(	29.0	)		(	29.1	)
Repayments of debt		(	1.0	)		(	0.3	)
Net proceeds from exercise of employee stock options			4.9				1.4
Other financing		(	3.4	)			0.7

NET CASH USED IN FINANCING ACTIVITIES		(	28.5	)		(	27.3	)
Effects of exchange rate changes on cash and cash equivalents			0.2			(	0.5	)

Net increase (decrease) in cash and cash equivalents		(	11.5	)			13.5
Cash and cash equivalents at beginning of period			65.2				53.7

CASH AND CASH EQUIVALENTS AT END OF PERIOD			$53.7		$		67.2

– MORE –

ATTACHMENT D

Golden Telecom, Inc.
Line-of-Business Statistics (unaudited)
(Amounts in millions)

The following table presents our consolidated segment information for the last five quarters.

Revenue	12/31/04	3/31/05	6/30/05	9/30/05	12/31/05
Business and Corporate	$88.4	$88.1	$96.4	$99.5	$103.4
Carrier and Operator	55.1	53.0	54.5	56.7	57.2
Consumer Internet	12.1	11.8	10.7	10.1	11.9
Mobile	4.0	3.6	3.9	3.6	3.0
Corporate and Eliminations	(0.4)	—	—	—	—

Total Consolidated Revenue	$159.2	$156.5	$165.5	169.9	$175.5

Operating income
Business and Corporate	$17.6	$23.2	$26.1	$27.8	$25.2
Carrier and Operator	7.4	7.8	7.1	7.8	4.8
Consumer Internet	0.1	1.7	(0.6)	(1.2)	(1.3)
Mobile	1.4	1.1	1.0	0.9	0.6
Corporate and Eliminations	(3.1)	(4.6)	(3.3)	(5.3)	(2.8)

Total Consolidated Operating Income	$23.4	$29.2	$30.3	$30.0	$26.5

Operating Margin %	15%	19%	18%	18%	15%
Business and Corporate	20%	26%	27%	28%	24%
Carrier and Operator	13%	15%	13%	14%	8%
Consumer Internet	1%	14%	-6%	-12%	-11%
Mobile	35%	31%	26%	25%	20%

– MORE –

ATTACHMENT E

Reconciliation of consolidated EBITDA1 to consolidated net income (unaudited)
(Amounts in millions)

	Three Months Ended:					Twelve Months Ended:
	12/31/04			12/31/05		12/31/04			12/31/05
EBITDA[1]	43.2			50.0		170.5			200.0
Depreciation and amortization	19.8			23.5		75.0			84.0
Operating Income	23.4			26.5		95.5			116.0
Other income (expense):
Equity in earnings (losses) of ventures	—		(	0.1	)	0.3			0.4
Foreign currency gain (loss)	1.4		(	0.8	)	0.7		(	1.2	)
Interest income (expense), net	0.2			0.5		0.5			1.7

Total other income (expense)	1.6		(	0.4	)	1.5			0.9
Income before income taxes and minority interest	25.0			26.1		97.0			116.9

Minority interest	0.7			0.9		1.5			3.0
Income taxes	7.2			7.3		30.7			37.8

Net Income	$17.1	$		17.9		$64.8	$		76.1

Notes to data for Golden Telecom:

1.	EBITDA is defined as operating income plus depreciation and amortization. This measure is not defined by generally accepted accounting principles (GAAP) and is a measure of a company performance commonly used in the telecommunications industry, but should not be construed as an alternative to operating income/(loss) determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity. A reconciliation of EBITDA to net income is included in this press release.

2.	Dial-up Internet subscribers is the number of users (or logins) who have logged on to the system during the month in question, regardless of whether they are enabled or disabled at month end. It specifically excludes “on-trial” users, free users and internal users.

3.	ZAÎ Rascom. is not included in the operating data shown.

4.	Note that the number of contracts in BCS includes all contracts with businesses and residential customers for any telephony services except for services provided in Carrier and Operator Services, Dial-up Internet access subscribers, and Mobile subscribers.